EXHIBIT 10.27

Ingredion Incorporated
5 Westbrook Corporate Center Westchester, IL 60154

PERSONAL & CONFIDENTIAL

November 23, 2020

Eric Seip
Delivered electronically

Dear Eric:

Congratulations! I am pleased to confirm our offer of employment to join Ingredion Incorporated in the position of Senior Vice President, Global Operations, with an anticipated start date of no later than Monday, January 11, 2021. You will be based in our Westchester, IL location and report to James Zallie, President & Chief Executive Officer.

Base Salary:
You will receive a base salary at an annual rate of $485,000 USD in installments in accordance with Ingredion’s payroll procedures, which currently provide for semi-monthly payments. Your base salary includes compensation for all time worked, as well as appropriate consideration for Company holidays and other time off. Your base salary will be considered for adjustment as part of our normal year-end performance management and compensation process. The next salary review date will be February 2022. Your position is grade level O and is exempt.

Short Term Incentive Compensation:
Beginning in 2021 you will be eligible to participate in the Ingredion Annual Incentive Plan (AIP) with a target bonus of 60% of your annual rate of base salary; however, depending on the performance achieved, the actual earned award can vary. You will be provided with detailed information about this plan by the Compensation department in early 2021.

Long Term Incentive Compensation:
Beginning in the first quarter of 2021, you will be eligible to receive equity-based awards under Ingredion’s Long-Term Incentive Program (“LTIP”). Equity awarded to you will be delivered in a mix of Performance Shares (“PSUs”), Restricted Stock Units (“RSUs”), and Stock Options. Last year, PSUs were weighted at 50%, RSUs were weighted at 25% and Stock Options were weighted at 25%. The number of shares will be determined on the grant date. Currently, the RSU component will vest after three years’ time, while one third of Stock Options will vest each anniversary of the grant and will be fully vested after three years. PSUs will be earned over a three-year period based on plan metrics for the performance cycle. Upon vesting, PSUs are delivered in the form of shares of Ingredion stock, and funding can range from 0 to 200% of the “Target” number of shares. The value of future awards under the LTIP will be based upon the Company's budget for long-term incentive compensation, your job performance, and the scope of your role and responsibilities. The Compensation Committee has approved your February 2021 grant in the total amount of USD$500,000.

Special Equity Award
A one-time equity award in RSUs valued at $350,000 USD will be issued to you upon hire. Vesting of this award will occur three years from the date of grant. In the event you leave the organization before the vesting period, you will forfeit the award.

Retention Bonus:
Ingredion will pay you 2 cash retention bonuses as follows:

o$250,000 USD paid in one lump sum payment in December 2021, less withholding required by law. This will be paid in the second pay period of December 2021.
o$100,000 USD paid in one lump sum payment in December 2022, less withholding required by law. This will be paid in the second pay period of December 2022.

As conditions of the bonuses, you must be actively employed by Ingredion on the date of the payment. In the event you voluntarily leave the organization before any of the above payout dates, you will not receive the remaining retention bonuses. Additionally, if your employment with the Company terminates for any reason other than a reduction in force within 12 months from the payout date of the first or second bonus, the respective sums shall be reimbursed to the Company based on the following formula: 1) 100% repayment within six months of payment date and 2) 50% repayment between six months and one year after the payment.

Relocation expenses:
You are eligible for relocation benefits per the Ingredion US and Canada Relocation Policy. A full summary of benefits based on Tier 1 status is attached along with a Repayment Agreement, which must be signed and returned prior to receiving any benefits under the Policy. Ingredion will cover up to $150,000 in relocation benefits, including lease break costs. This amount includes any and all associated tax (federal, state and local). Upon acceptance of the offer, our relocation management company will assign a relocation specialist to you to conduct a thorough review of the authorized benefits.

Executive Perquisites:
oYou will have the choice of I) Company car allowance of $ 15,000 per annum paid through
U.S. payroll, or 2) Lease of a Company vehicle.
oYou will be eligible for a financial advisory perquisite reimbursement of up to $5,500 and an annual executive physical.
oYou will be eligible to participate in the lngredion Incorporated Supplemental Executive Retirement Plan ("SERP"), subject to its terms. The SERP offers pretax deferrals of up to

20% of your salary and up to 75% of your bonus, and it restores savings and employer matching contributions which would otherwise be lost due to IRS limits.

Vacation and floating holidays:
You are eligible to accrue 4 weeks of vacation annually. Employees begin accruing vacation at the rate of one-twelfth (1/12) of their annual vacation eligibility for each completed calendar month of service after their date of hire. Please note, unless hired on the first calendar day of the month, you will not earn any vacation during the month you were hired.

In addition, Ingredion grants two (2) floating holidays annually to full-time employees. Employees hired on or before October 1 will be granted the full complement of two (2) floating holidays as of their date of hire. Employees hired after October 1 will be granted one (1) floating holiday in the year in which they are hired and will receive the full complement of 2 floating holidays on January 1st following your hire date.

Stock Ownership Requirements
oYou will be subject to a stock ownership requirement of three-times-base-salary and have five years to achieve this level.
oShare ownership for this purpose includes direct and indirect ownership of common stock, including restricted stock and shares held through the lngredion 40I(k) plan, RSUs and phantom stock units held in the SERP. Stock options and unvested performance shares are not included in ownership for this purpose.
oPlease note that unless or until the ownership requirement has been achieved, you are not permitted to sell shares of common stock other than to fund the payment of the exercise price of options or to fund the payment of taxes upon the exercise of options or vesting of restricted stock units ("RSUs") or shares of restricted stock.

Confidentiality and Intellectual Property Rights and Non-Competition Agreements
oThe terms and conditions of this offer remain contingent upon your agreement to the Restrictive Covenants contained in the form of Executive Severance Agreement provided by the Company, the terms and conditions of which shall be deemed incorporated herein by reference, but which shall survive termination of your employment in accordance with its terms.
oThis letter of agreement and the Executive Severance Agreement shall constitute the entire agreement and understanding with respect to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written.
oYou agree that the benefits provided in this offer letter and the other benefits offered in the Executive Severance Agreement constitute sufficient consideration for your execution of these agreements.

Conditions of Employment
As a condition of our offer of employment, as well as your continued employment by the Company, you must read, understand and abide by all applicable policies including:
1.the Executive Severance Agreement
2.the Ingredion Policies on Business Conduct.

All documents are provided with this letter, and you will be asked to sign the Executive Severance Agreement and the Ingredion Policies on Business conduct on your first day as evidence of your agreement to abide by each, respectively. You agree that the benefits provided in this offer letter, as well as your continued employment, constitute sufficient consideration for your execution of these agreements. In addition, your employment with Ingredion Incorporated is contingent upon providing us with a complete copy of all agreements with your current and former employers regarding inventions, non-disclosure of confidential information, non-compete agreements, or any other employment restrictions that may impact your ability to perform the duties assigned to you.

Pre-employment requirements
This offer and your continued employment are contingent upon the satisfactory completion of background and reference checks, passing a pre-employment drug screen and medical evaluation (if applicable and where allowable by law), and the submission of proof of authorization to work in the United States. Once we receive written acceptance of this offer, we will begin our background verification and confirmation of the information you provided on the application form. You will not be able to begin work until we have satisfactorily completed the pre- employment requirements. Your current employer information will be verified as part of this process.

Employment eligibility verification
As a result of the Immigration Reform and Control Act of 1986, all employers are required by law to verify the work authorization status of each person they hire. Therefore, on your first day of work, you will be asked to complete the I-9 Employment Eligibility Verification form. As detailed on the enclosed Employment Eligibility Verification List of Acceptable Documents, you must provide original documentation of your identity and work authorization within three days of your first day of work. The list of documents which are acceptable for this purpose are outlined in the Employment Eligibility Verification (I-9), which is attached for your reference.
Please plan to bring these documents with you on your first day so we can complete this process in compliance with the federal rules.

Withholding requirements
All amounts paid or provided to you under this offer letter will be subject to any applicable income, payroll or other tax withholding requirements.

At-will employment
Nothing stated in this offer letter nor in any of our prior communications constitutes, or may be construed as, a commitment to, or contract of or for, employment for any specific duration. Your employment with the Company will be “at will,” which means you may leave the Company, or the

Company may require you to leave its employ, for any reason, at any time, except as otherwise provided by law. This at-will relationship will remain in effect throughout your employment with the Company and any of its successors, affiliates or related entities, unless it is modified by a specific, express, written employment contract which is signed by you and an authorized executive of the Company.

Next steps
To accept this offer, please complete, sign, scan and return all documents as indicated in this letter via email to Matthew Conti, Vice President, Human Resources for Global Operating Excellence and Talent Acquisition at matthew.conti@ingredion.com.

If you have questions about the offer, or need to discuss a different start date, please contact Elizabeth Adefioye at 708-244-8712. Any change in start date requested by you must be mutually agreed by the Company. This offer is valid and irrevocable until 11/27/2020 and thereafter automatically expires.

Eric, we look forward to your acceptance of this offer asap and the valuable contributions you will make at Ingredion.

Sincerely,

Elizabeth Adefioye
Senior Vice President and Chief Human Resources Officer
Ingredion Incorporated

Enclosures
•Employment Eligibility Verification List of Acceptable Documents
•Executive Severance Agreement
•Ingredion Policies on Business Conduct
•Bonus Reimbursement Agreement

Acceptance of employment

Please indicate your acceptance of this offer by signing and dating below, completing the information on this and the following page, and returning to Matthew Conti at matthew.conti@ingredion.com.

I, Eric Seip, accept the terms and conditions set forth in this offer of employment for the position of Senior Vice President, Global Operations with Ingredion Incorporated

Signature:     Date:

Relocation:
If your address on your first day of employment will be different from the one listed at the top of this letter, please indicate your correct address below:

Please return the signed acceptance & personal data pages to Matthew Conti at matthew.conti@ingredion.com.

Acceptance of employment - personal data

Please complete this section with your acceptance. If you would prefer to complete this over the phone, please contact me directly. The information obtained will be kept confidential and may only be used in accordance with the provisions of applicable laws, executive orders, and regulations.

Social Security Number:
Birth Date:

Please return the signed acceptance & personal data pages to Ingredion Global Talent Acquisition via email at: matthew.conti@ingredion.com.